                                                                     EXHIBIT 99B

             [LETTERHEAD OF McNAIR, McLEMORE, MIDDLEBROOKS & CO.]


                                January 29, 1996


                       REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
Colony Bankcorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of COLONY BANKCORP, INC. AND SUBSIDIARIES as of December 31, 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of COLONY BANKCORP, INC. AND SUBSIDIARIES as of December 31, 1994 and for the year then ended were audited by other auditors whose report dated February 3, 1995 expressed an unqualified opinion thereon.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of COLONY BANKCORP, INC. AND SUBSIDIARIES as of December 31, 1995 and the results of operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, in 1994 COLONY BANKCORP, INC. AND SUBSIDIARIES changed its method of accounting for investment securities.


                                            McNAIR, McLEMORE, MIDDLEBROOKS & CO.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31


                                    ASSETS

                                                        1995            1994
                                                    ------------    ------------
CASH AND BALANCES DUE FROM DEPOSITORY
  INSTITUTIONS (NOTE 2)                             $  9,517,260    $ 10,464,830

FEDERAL FUNDS SOLD                                    24,325,000       6,760,000

INVESTMENT SECURITIES (AGGREGATE FAIR VALUE OF
   $45,917,217 AND $46,242,352 AS OF DECEMBER 31,
   1995 AND 1994, RESPECTIVELY) (NOTE 3)              46,022,970      46,780,667

LOANS (NOTES 4 AND 5)                                188,396,380     173,377,719
 Allowance for Loan Losses                            (3,884,817)     (3,028,750)
 Unearned Interest and Fees                              (11,084)        (18,500)
                                                    ------------    ------------
                                                     184,500,479     170,330,469

PREMISES AND EQUIPMENT (NOTE 6)                        5,623,964       5,821,850

OTHER REAL ESTATE                                      1,721,221       1,824,183

OTHER ASSETS                                           6,857,416       6,833,726
                                                    ------------    ------------
TOTAL ASSETS                                        $278,568,310    $248,815,725
                                                    ============    ============

The accompanying notes are an integral part of these balance sheets.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31


                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                              1995            1994
                                                          ------------    ------------
DEPOSITS
  Noninterest-Bearing                                     $ 25,151,984    $ 25,742,573
  Interest-Bearing (Note 8)                                228,091,178     201,299,984
                                                          ------------    ------------
                                                           253,243,162     227,042,557

BORROWED MONEY
  Federal Funds Purchased                                            -         760,000
  Other Borrowed Money (Note 9)                              2,504,468       2,779,334
                                                          ------------    ------------
                                                             2,504,468       3,539,334

OTHER LIABILITIES                                            1,765,505       1,484,155

COMMITMENTS AND CONTINGENCIES (NOTE 11)

STOCKHOLDERS' EQUITY
  Common Stock, Par Value $10 a Share; Authorized
    5,000,000 Shares, Issued 1,291,110 and 608,055
    Shares as of December 31, 1995 and 1994,
    Respectively (Note 18)                                  12,911,100       6,080,550
  Paid-In Capital                                            1,117,248       1,447,798
  Retained Earnings                                          7,202,910      10,432,847
  Net Unrealized Loss on Securities Available for Sale,
    Net of Tax Benefit of $19,901 in 1995 and $514,479
    in 1994 (Note 7)                                          (176,083)     (1,211,516)
                                                          ------------    ------------
                                                            21,055,175      16,749,679
                                                          ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $278,568,310    $248,815,725
                                                          ============    ============

The accompanying notes are an integral part of these balance sheets.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31

                                                         1995          1994
                                                      -----------   -----------
INTEREST INCOME
  Loans, Including Fees                               $20,762,932   $18,222,699
  Federal Funds Sold                                      580,442       252,105
  Deposits with Other Banks                                31,433        43,236
  Investment Securities
    U. S. Treasury                                         88,572        83,759
    U. S. Government Agencies                           2,286,145     2,057,575
    State, County and Municipal                           242,150       259,073
  Dividends on Other Investments                           96,878        74,989
                                                      -----------   -----------
                                                       24,088,552    20,993,436
                                                      -----------   -----------
INTEREST EXPENSE
  Deposits                                             11,104,853     8,671,610
  Federal Funds Purchased                                  33,012        87,970
  Other Borrowed Money                                    303,021       235,529
                                                      -----------   -----------
                                                       11,440,886     8,995,109
                                                      -----------   -----------

NET INTEREST INCOME                                    12,647,666    11,998,327

  Provision for Loan Losses (Note 5)                    3,216,050     2,080,500
                                                      -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     9,431,616     9,917,827
                                                      -----------   -----------

NONINTEREST INCOME
  Service Charges on Deposits                           1,456,928     1,427,054
  Other Service Charges, Commissions and Fees             137,291       101,807
  Security Gains                                           41,747         8,209
  Other                                                   416,532       227,101
                                                      -----------   -----------
                                                        2,052,498     1,764,171
                                                      -----------   -----------

NONINTEREST EXPENSES
  Salaries and Employee Benefits                        4,195,964     4,065,570
  Occupancy and Equipment                               1,032,754     1,201,764
  Directors' Fees                                         269,450       260,700
  FDIC Premiums                                           338,901       576,351
  Legal and Professional Fees                             333,766       304,766
  Other Real Estate Expense                               452,579       315,399
  Other                                                 1,797,052     1,716,360
                                                      -----------   -----------
                                                        8,420,466     8,440,910
                                                      -----------   -----------

INCOME BEFORE INCOME TAXES                              3,063,648     3,241,088

INCOME TAXES (NOTE 7)                                     923,128     1,021,998
                                                      -----------   -----------
NET INCOME                                            $ 2,140,520   $ 2,219,090
                                                      ===========   ===========
NET INCOME PER SHARE OF COMMON STOCK                  $      1.75   $      1.82
                                                      ===========   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING                     1,221,200     1,216,110
                                                      ===========   ===========

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                          NET
                                                                                      UNREALIZED
                                                                                      GAIN (LOSS)
                                                                                     ON SECURITIES
                                           COMMON        PAID-IN        RETAINED       AVAILABLE
                                            STOCK        CAPITAL        EARNINGS        FOR SALE         TOTAL
                                         -----------   -----------    -----------    -------------    -----------
BALANCE, DECEMBER 31, 1993               $ 6,080,550   $ 1,447,798    $ 8,529,946     $  (101,725)    $15,956,569

  Net Unrealized Loss on Securities
    Available for Sale, Net of Tax                                                     (1,109,791)     (1,109,791)
  Dividends Paid                                                         (316,189)                       (316,189)
  Net Income                                                            2,219,090                       2,219,090
                                         -----------   -----------    -----------     -----------     -----------
BALANCE, DECEMBER 31, 1994                 6,080,550     1,447,798     10,432,847      (1,211,516)     16,749,679

  Equity Transfer                                        5,000,000     (5,000,000)                              -
  Issuance of Common Stock                   750,000       750,000                                      1,500,000
  100 Percent Stock Split                  6,080,550    (6,080,550)
  Net Unrealized Gain on Securities
    Available for Sale, Net of Tax                                                      1,035,433       1,035,433
  Dividends Paid                                                         (370,457)                       (370,457)
  Net Income                                                            2,140,520                       2,140,520
                                         -----------   -----------    -----------     -----------     -----------
BALANCE, DECEMBER 31, 1995               $12,911,100   $ 1,117,248    $ 7,202,910     $  (176,083)    $21,055,175
                                         ===========   ===========    ===========     ===========     ===========

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                        1995           1994
                                                    ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                        $  2,140,520   $  2,219,090
  Adjustments to Reconcile Net Income to Net Cash
    Provided from Operating Activities
      Depreciation                                       527,425        551,638
      Amortization and Accretion                         108,998        172,699
      Provision for Loan Losses                        3,216,050      2,080,500
      Deferred Income Taxes                              (86,458)       (67,626)
      Securities Gains                                   (41,747)        (8,209)
      Loss on Sale of Equipment                           50,656              -
      Loss on Sale of Other Real Estate                  250,314              -
      CHANGE IN
        Interest Receivable                             (382,621)      (554,789)
        Prepaid Expenses                                 (61,726)             -
        Interest Payable                                 324,592         39,528
        Accrued Expenses and Accounts Payable            (91,296)             -
        Other                                             14,978       (633,251)
                                                    ------------   ------------
                                                       5,969,685      3,799,580
                                                    ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Interest-Bearing Deposits in Other Banks             1,783,000       (590,000)
  Purchase of Investment Securities
    Available for Sale                                (9,895,162)   (11,987,267)
    Held to Maturity                                           -     (3,772,428)
  Proceeds from Sale of Investment Securities
    Available for Sale                                 6,839,403      2,296,491
  Proceeds from Maturities, Calls and Paydowns
    of Investment Securities
      Available for Sale                               4,667,539     10,059,246
      Held to Maturity                                   654,291        404,715
  Proceeds from Sale of Equipment                         50,493              -
  Loans to Customers                                 (18,422,128)   (10,431,468)
  Purchase of Premises and Equipment                    (430,689)      (418,183)
  Other Real Estate                                      888,716              -
                                                    ------------   ------------
                                                     (13,864,537)   (14,438,894)
                                                    ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Interest-Bearing Customer Deposits                  26,791,194      6,544,152
  Noninterest-Bearing Customer Deposits                 (590,589)     5,990,430
  Proceeds from Long-Term Borrowings                           -      1,445,000
  Dividends Paid                                        (370,457)      (316,189)
  Federal Funds Purchased                               (760,000)       760,000
  Note to Federal Home Loan Bank                         200,000              -
  Principal Payments on Notes and Debentures            (474,866)    (1,871,283)
  Proceeds from Issuance of Common Stock               1,500,000              -
                                                    ------------   ------------
                                                      26,295,282     12,552,110
                                                    ------------   ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS             18,400,430      1,912,796

CASH AND CASH EQUIVALENTS, BEGINNING                  15,342,830     13,430,034
                                                    ------------   ------------
CASH AND CASH EQUIVALENTS, ENDING                   $ 33,743,260   $ 15,342,830
                                                    ============   ============

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Colony Bankcorp, Inc. is a multi-bank holding company located in Fitzgerald, Georgia. The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiaries, The Bank of Fitzgerald, Fitzgerald, Georgia; Ashburn Bank, Ashburn, Georgia; The Bank of Worth, Sylvester, Georgia; The Bank of Dodge County, Eastman, Georgia and Community Bank of Wilcox, Pitts, Georgia (the Banks). All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry. The following is a description of the more significant of those policies.

BASIS OF PRESENTATION

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

INVESTMENT SECURITIES

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of January 1, 1994. Under the provisions of SFAS No. 115, the Company must classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Company has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1995 and 1994. Realized and unrealized gains and losses are determined using the specific identification method.

LOANS

Loans are generally reported at principal amount less unearned interest and fees. On January 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 120 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Colony Bankcorp, Inc.'s loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout central and south Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the central and south Georgia area.

ALLOWANCE FOR LOAN LOSSES

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

PREMISES AND EQUIPMENT

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

       DESCRIPTION           LIFE IN YEARS            METHOD
- -----------------------      -------------      -----------------
Banking Premises                  15-40         Straight-Line and
                                                   Accelerated

Furniture and Equipment            5-10         Straight-Line and
                                                   Accelerated

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

CASH FLOWS

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

OTHER REAL ESTATE

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses.

STOCKHOLDERS' EQUITY

Banking regulations impose minimum capital levels in relation to assets. To be considered "well capitalized," a financial institution must generally have a leverage ratio of at least 5 percent, a tier 1 risk-based capital ratio of at least 6 percent and a total risk-based capital ratio of at least 10 percent. As of December 31, 1995, the Company is in compliance with its minimum regulatory capital requirements and is considered "well capitalized" as defined by FDICIA.

Cash dividends payable to the parent company by subsidiary banks are limited by various bank regulatory agencies. Dividends available for payment to the parent during 1996 without prior approval approximated $1,264,187. Standard limitations may be exceeded by specific approval of regulatory authorities.


(2)  CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS

Components of cash and balances due from depository institutions are as follows as of December 31:

                                                       1995          1994
                                                    ----------   -----------
Cash on Hand and Cash Items                         $3,299,455   $ 2,307,925
Noninterest-Bearing Deposits with Other Banks        6,118,805     6,274,905
Interest-Bearing Deposits with Other Banks              99,000     1,882,000
                                                    ----------   -----------
                                                    $9,517,260   $10,464,830
                                                    ==========   ===========

(3)  INVESTMENT SECURITIES

Investment securities as of December 31, 1995 are summarized as follows:

                                                   GROSS        GROSS
                                    AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                       COST        GAINS        LOSSES         VALUE
                                   -----------   ----------   ----------    -----------
SECURITIES AVAILABLE FOR SALE

U.S. Treasury                      $   988,704    $  3,796                  $   992,500
U.S. Government Agencies
  Mortgage-Backed                   22,209,705      81,559     $(255,095)    22,036,169
  Other                             14,449,180      67,655       (29,227)    14,487,608
State, County and Municipal          3,065,563      80,821        (8,042)     3,138,342
The Banker's Bank Stock                 50,000                                   50,000
Federal Home Loan Bank Stock           249,800                                  249,800
Marketable Equity Securities         1,130,024                  (137,452)       992,572
                                   -----------    --------     ---------    -----------
                                   $42,142,976    $233,831     $(429,816)   $41,946,991
                                   ===========    ========     =========    ===========

SECURITIES HELD TO MATURITY

U.S. Government Agencies           $ 2,149,888                 $ (23,434)   $ 2,126,454
State, County and Municipal          1,926,091                   (82,265)     1,843,826
                                   -----------    --------     ---------    -----------
                                   $ 4,075,979    $      -     $(105,699)   $ 3,970,280
                                   ===========    ========     =========    ===========

The amortized cost and fair value of investment securities as of December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  SECURITIES
                                            ---------------------------------------------------
                                                AVAILABLE FOR SALE         HELD TO MATURITY
                                            -------------------------   -----------------------
                                             AMORTIZED       FAIR       AMORTIZED       FAIR
                                                COST         VALUE         COST         VALUE
                                            -----------   -----------   ----------   ----------
                                                                                     C>
Due in One Year or Less                     $ 6,530,541   $ 6,541,544
Due After One Year Through Five Years        11,434,647    11,539,923   $3,321,442   $3,281,521
Due After Five Years Through Ten Years          330,258       332,795      298,257      286,820
Due After Ten Years                             208,001       204,188      456,280      401,939
                                            -----------   -----------   ----------   ----------
                                             18,503,447    18,618,450    4,075,979    3,970,280

Federal Home Loan Bank Stock                    249,800       249,800
The Banker's Bank Stock                          50,000        50,000
Marketable Equity Securities                  1,130,024       992,572
Mortgaged-Backed Securities                  22,209,705    22,036,169
                                            -----------   -----------   ----------   ----------
                                            $42,142,976   $41,946,991   $4,075,979   $3,970,280
                                            ===========   ===========   ==========   ==========

Investment securities as of December 31, 1994 are summarized as follows:

                                                    GROSS        GROSS
                                    AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                       COST         GAINS        LOSSES         VALUE
                                   -----------   ----------   -----------    -----------
SECURITIES AVAILABLE FOR SALE

U.S. Government and Agencies       $ 9,708,445     $ 1,289    $  (231,009)   $ 9,478,725
Mortgage-Backed Securities          26,771,180      25,145     (1,331,139)    25,465,186
State, County and Municipal          2,151,208      32,067         (9,525)     2,173,750
Marketable Equity Securities         1,130,022                   (212,822)       917,200
                                   -----------     -------    -----------    -----------
                                   $39,760,855     $58,501    $(1,784,495)   $38,034,861
                                   ===========     =======    ===========    ===========

SECURITIES HELD TO MATURITY

U.S. Government and Agencies       $ 5,906,547                $  (306,047)   $ 5,600,500
State, County and Municipal          2,839,259                   (232,268)     2,606,991
                                   -----------     -------    -----------    -----------
                                   $ 8,745,806     $     -    $  (538,315)   $ 8,207,491
                                   ===========     =======    ===========    ===========

Proceeds from sales of investments available for sale were $6,839,403 in 1995 and $2,296,491 in 1994. Gross realized gains totaled $41,747 and $8,209 in 1995 and 1994, respectively.

Investment securities having a carrying value approximating $29,163,000 and $27,753,000 as of December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes.

(4)  LOANS

The composition of loans as of December 31 are:

                                                             1995           1994
                                                         ------------   ------------
Loans Secured by Real Estate
  Construction and Land Development                      $    371,075   $    438,979
  Secured by Farmland (Including Farm Residential and
    Other Improvements)                                    23,441,501     25,284,371
  Other                                                    89,796,616     75,550,393
Loans to Finance Agricultural Production and Other
  Loans to Farmers                                         17,243,711     17,187,344
Commercial and Industrial Loans (U.S. Addresses)           13,907,281     18,170,133
Loans to Individuals for Household, Family and Other
  Personal Expenditures                                    36,393,220     32,252,357
All Other Loans                                             7,242,976      4,494,142
                                                         ------------   ------------
                                                         $188,396,380   $173,377,719
                                                         ============   ============

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $5,228,900 and $2,092,500 as of December 31, 1995 and 1994,
respectively. Foregone interest on nonaccrual loans approximated $462,400 in 1995 and $141,400 in 1994.

Effective January 1, 1995, Colony Bankcorp, Inc. recognized impaired loans as nonaccrual loans delinquent in excess of 120 days for which collateral values were insufficient to recover outstanding principal and interest under original loan terms. Impaired loan data as of December 31, 1995 and for the year then ended follows:

Total Investment in Impaired Loans           $517,138
Less Allowance for Impaired Loan Losses       (38,696)
                                             --------
Net Investment, December 31, 1995            $478,442
                                             ========
Average Investment during 1995               $517,160
                                             ========
Income Recognized during 1995                $  3,219
                                             ========
Income Collected during 1995                 $      -
                                             ========

(5)  ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized below for the years ended December 31:


                                                   1995           1994
                                               -----------    -----------
BALANCE, BEGINNING                             $ 3,028,750    $ 2,635,538
  Provision Charged to Operating Expenses        3,216,050      2,080,500
  Loans Charged Off                             (2,886,405)    (1,812,437)
  Loan Recoveries                                  526,422        125,149
                                               -----------    -----------
BALANCE, ENDING                                $ 3,884,817    $ 3,028,750
                                               ===========    ===========

The 1995 allowance for loan losses presented above includes an allowance for impaired loan losses which was established as of January 1, 1995. Transactions in the allowance for impaired loan losses during 1995 were as follows:

BALANCE, BEGINNING                              $26,895
  Provision Charged to Operating Expenses        11,801
  Loans Charged Off                                   -
  Loan Recoveries                                     -
                                                -------
BALANCE, ENDING                                 $38,696
                                                =======

(6)  PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following as of December 31:

                                           1995           1994
                                       -----------    -----------
Land                                   $   838,346    $   775,696
Building                                 4,790,760      4,772,256
Furniture, Fixtures and Equipment        4,266,973      4,564,471
Leasehold Improvements                      17,332              -
                                       -----------    -----------
                                         9,913,411     10,112,423
Accumulated Depreciation                (4,289,447)    (4,290,573)
                                       -----------    -----------
                                       $ 5,623,964    $ 5,821,850
                                       ===========    ===========

Depreciation charged to operations totaled $527,425 in 1995 and $551,638 in 1994.


(7)  INCOME TAXES

The Company records income taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are as follows:

                             1995          1994
                          ----------    ----------
Current Expense           $1,009,586    $1,089,624
Deferred Tax Benefit         (86,458)      (67,626)
                          ----------    ----------
                          $  923,128    $1,021,998
                          ==========    ==========

The income tax expense of $923,128 in 1995 and $1,021,998 in 1994 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                                          1995          1994
                                                       ----------    ----------
FEDERAL STATUTORY INCOME TAXES                         $1,041,640    $1,101,970
  Tax-Exempt Interest                                    (114,060)     (119,210)
  Interest Expense Disallowance                            16,546        12,738
  Premiums on Officers' Life Insurance                    (19,688)      (11,329)
  Meal and Entertainment Disallowance                       2,515         5,140
  Other                                                    (3,825)       32,689
                                                       ----------    ----------
ACTUAL INCOME TAXES                                    $  923,128    $1,021,998
                                                       ==========    ==========

Deferred taxes in the accompanying balance sheets as of December 31 include the following:

                                                         1995       1994
                                                       --------   --------
Deferred Tax Assets
  Allowance for Loan Losses                            $297,069   $285,455
  Deferred Compensation                                  33,901    105,316
  Other Real Estate                                     148,769      3,400
  Other                                                     890          -
                                                       --------   --------
                                                        480,629    394,171
  Unrealized Loss on Securities Available for Sale       19,901    514,479
                                                       --------   --------
                                                       $500,530   $908,650
                                                       ========   ========

(8)  DEPOSITS

Components of interest-bearing deposits as of December 31 are as follows:

                              1995           1994
                          ------------   ------------
Interest-Bearing Demand   $ 50,440,527   $ 52,274,192
Savings                      9,855,540     10,542,733
Time, $100,000 and Over     48,111,114     43,188,835
Other Time                 119,683,997     95,294,224
                          ------------   ------------
                          $228,091,178   $201,299,984
                          ============   ============

(9) OTHER BORROWED MONEY

Other borrowed money is comprised of the following as of December 31:

                                                              1995         1994
                                                           ----------   ----------
Advance agreement with Federal Home Loan Bank of
 Atlanta, dated March 31, 1995, payable in full on
 December 31, 1995.  Interest rate determined under the
 fixed rate credit program.  Effective interest rate of
 6.86% as of December 31, 1995.                            $  200,000   $        -

Variable interest debentures payable, due in annual
 payments of $266,867, plus interest, on November 1,
 1996 through November 1, 1999, collateralized by
 100% of the common stock of Ashburn Bank.  Effective
 interest rate of 8.0% as of December 31, 1995.             1,067,468    1,334,334

Variable interest at prime note payable, due in annual
 payments of $207,143 plus quarterly interest, balance
 due December 19, 1997.  Collateralized by 100% of the
 common stock of The Bank of Fitzgerald and 100% of
 the common stock of The Bank of Worth.  Effective
 interest rate of 8.5% as of December 31, 1995.             1,237,000    1,445,000
                                                           ----------   ----------
                                                           $2,504,468   $2,779,334
                                                           ==========   ==========

Maturities of borrowed money for the next five years are as follows:

            YEAR                                     AMOUNT
            ----                                   ----------
            1996                                   $  674,010
            1997                                    1,296,724
            1998                                      266,867
            1999                                      266,867
            2000                                            -
            Thereafter                                      -
                                                   ----------
                                                   $2,504,468
                                                   ==========

(10) PROFIT SHARING PLAN

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements. It is the Company's policy to make contributions to the plan as approved annually by the board of directors. The total provision for contributions to the plan was $209,745 for 1995 and $296,252 for 1994.

(11) COMMITMENTS AND CONTINGENCIES

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Bank had commitments under standby letters of credit to U.S. addressees approximating $3,581,405 as of December 31, 1995 and $2,907,993 as of December 31, 1994. No losses are anticipated as a result of commitments and contingencies.


(12) DEFERRED COMPENSATION PLAN

The Banks have deferred compensation plans covering directors choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Banks are committed to pay the directors deferred compensation over a period of 10 years, beginning at age 65. In the event of a director's death before age 65, payments are made to the director's named beneficiary over a period of 10 years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plan totaled $350,685 and $309,753 as of December 31, 1995 and 1994, respectively. Benefit payments under the contracts were $29,991 in 1995 and $23,520 in 1994. Provisions charged to operations totaled $69,408 in 1995 and $62,688 in 1994.


(13) INTEREST INCOME AND EXPENSE

Interest income of $241,333 and $258,667 from state, county and municipal bonds was exempt from regular income taxes in 1995 and 1994, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $2,729,989 and $1,805,757 for the years ended December 31, 1995 and 1994, respectively.


(14) SUPPLEMENTAL CASH FLOW INFORMATION

Cash payments for the following were made during the years ended December 31:

                                          1995           1994
                                       -----------   -----------
Interest Expense                       $11,224,385   $ 8,955,581
                                       ===========   ===========
Income Taxes                           $ 1,111,453   $   440,242
                                       ===========   ===========

Noncash financing and investment activities for the years ended December 31 are as follows:

                                                                       1995         1994
                                                                   -----------   -----------
Acquisitions of Real Estate Through Loan Foreclosures              $ 1,047,224   $         -
                                                                   ===========   ===========
100 Percent Stock Split Effected as Stock Dividend                 $ 6,080,550   $         -
                                                                   ===========   ===========
Net Unrealized Gains (Losses) on Securities Available for Sale     $ 1,568,838   $(1,624,270)
                                                                   ===========   ===========

(15) RELATED PARTY TRANSACTIONS

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Bank was $8,987,256 as of December 31, 1995 and $5,999,531 as of December 31, 1994. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

                                                    1995           1994
                                                -----------    -----------
BALANCE, BEGINNING                              $ 5,999,531    $ 6,199,215
  New Loans                                       8,570,264      3,310,595
  Repayments                                     (5,582,539)    (2,752,815)
  Transactions Due to Changes in Directors                -       (757,464)
                                                -----------    -----------
BALANCE, ENDING                                 $ 8,987,256    $ 5,999,531
                                                ===========    ===========

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiaries' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

     CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

     INVESTMENT SECURITIES - Fair values for investment securities are based on quoted market prices.

     LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     STANDBY LETTERS OF CREDIT - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31, 1995 are as follows:


                                                CARRYING    ESTIMATED
                                                 AMOUNT     FAIR VALUE
                                                --------    ----------
                                                   (IN THOUSANDS)
ASSETS
  Cash and Short-Term Investments               $ 33,842     $ 33,842
  Investment Securities Available for Sale        41,947       41,947
  Investment Securities Held to Maturity           4,076        3,970
  Loans                                          188,396      188,948

LIABILITIES
  Deposits                                       253,243      253,534
  Other Borrowed Money                             2,504        2,504

UNRECOGNIZED FINANCIAL INSTRUMENTS
  Standby Letters of Credit                        3,581        3,581

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(17) FINANCIAL INFORMATION OF COLONY BANKCORP, INC. (PARENT ONLY)

The parent company's balance sheets as of December 31, 1995 and 1994 and the related statements of income and cash flows for the years then ended are as follows:

                      COLONY BANKCORP, INC. (PARENT ONLY)
                                BALANCE SHEETS
                                  DECEMBER 31


                                    ASSETS

                                                        1995           1994
                                                    -----------    -----------
Cash                                                $    95,069    $    70,455
Investment in Subsidiary, at Equity                  22,997,252     19,214,815
Other                                                   373,493        397,002
                                                    -----------    -----------
TOTAL ASSETS                                        $23,465,814    $19,682,272
                                                    ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Dividends Payable                                 $    96,833    $    79,047
  Notes and Debentures Payable                        2,304,468      2,779,334
  Other                                                   9,338         74,212
                                                    -----------    -----------
                                                      2,410,639      2,932,593
                                                    -----------    -----------

STOCKHOLDERS' EQUITY
  Common Stock, Par Value $10; 5,000,000 Shares
    Authorized, 1,291,110 and 608,055 Shares
    Issued and Outstanding as of December 31,
    1995 and 1994, Respectively                      12,911,100      6,080,550
  Paid-In Capital                                     1,117,248      1,447,798
  Retained Earnings                                   7,202,910     10,432,847
  Net Unrealized Loss on Securities Available for
    Sale, Net of Tax                                   (176,083)    (1,211,516)
                                                    -----------    -----------
TOTAL STOCKHOLDERS' EQUITY                           21,055,175     16,749,679
                                                    -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $23,465,814    $19,682,272
                                                    ===========    ===========

                      COLONY BANKCORP, INC. (PARENT ONLY)
                             STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31

                                                           1995         1994
                                                        ----------   ----------
INCOME
  Dividends from Subsidiary                             $1,025,000   $  875,000
  Management Fees from Subsidiaries                        600,492      554,074
  Other                                                      9,874       15,101
                                                        ----------   ----------
                                                         1,635,366    1,444,175
                                                        ----------   ----------

EXPENSE
  Interest                                                 221,901      235,529
  Amortization                                              17,951      149,897
  Other                                                    772,039      631,140
                                                        ----------   ----------
                                                         1,011,891    1,016,566
                                                        ----------   ----------

INCOME BEFORE TAXES AND EQUITY IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARY                                   623,475      427,609
    Income Tax Benefits                                    120,040      102,988
                                                        ----------   ----------

INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS
  OF SUBSIDIARY                                            743,515      530,597

    Equity in Undistributed Earnings of Subsidiary       1,397,005    1,688,493
                                                        ----------   ----------
NET INCOME                                              $2,140,520   $2,219,090
                                                        ==========   ==========

                      COLONY BANKCORP, INC. (PARENT ONLY)
                           STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                           1995          1994
                                                       -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                           $ 2,140,520    $ 2,219,090
  Adjustments to Reconcile Net Income to Net Cash
    Provided from Operating Activities
      Depreciation and Amortization                         32,664        156,829
      Equity in Undistributed Earnings of Subsidiary    (1,397,005)    (1,688,493)
      Other                                                (49,441)      (134,782)
                                                       -----------    -----------
                                                           726,738        552,644
                                                       -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Infusion in Subsidiary                        (1,350,000)             -
  Purchases of Premises and Equipment                       (6,801)       (45,542)
                                                       -----------    -----------
                                                        (1,356,801)       (45,542)
                                                       -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends Paid                                          (370,457)      (316,189)
  Proceeds from Issuance of Common Stock                 1,500,000              -
  Principal Payments on Notes and Debentures              (474,866)    (1,871,283)
  Proceeds from Notes and Debentures                             -      1,445,000
                                                       -----------    -----------
                                                           654,677       (742,472)
                                                       -----------    -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            24,614       (235,370)

CASH AND CASH EQUIVALENTS, BEGINNING                        70,455        305,825
                                                       -----------    -----------
CASH AND CASH EQUIVALENTS, ENDING                      $    95,069    $    70,455
                                                       ===========    ===========

(18) COMMON STOCK SPLIT

On May 16, 1995, the board of directors approved a 100 percent stock split to be effected on July 1, 1995 in the form of a dividend to stockholders of record on June 30, 1995. Share and per share data for all periods presented in the accompanying consolidated financial statements and related notes have been retroactively restated to reflect the additional shares outstanding resulting from the stock split.


(19) RECLASSIFICATIONS

Certain reclassifications have been made in the 1994 financial statements to conform to the 1995 presentation.